                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                         ------------------------------

                                    FORM 10/A
                                (AMENDMENT NO. 3)


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


                   ------------------------------------------



                           THE ASSOCIATED GROUP, INC.

             (Exact Name of Registrant as Specified in Its Charter)



                DELAWARE                                      51-0260858
     (State or Other Jurisdiction of                       (I.R.S. Employer
    Incorporation or Organization)                        Identification No.)

200 Gateway Towers, Pittsburgh, Pennsylvania                    15222
  (Address of Principal Executive Offices)                    (Zip Code)



         Registrant's telephone number, including area code 412-281-1907




        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                      None



        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    Common Stock, Class A, par value $.10 per share
                           Common Stock, Class B, par value
                                 $.10 per share
                         Preferred Stock Purchase Rights

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


         The Registration Statement of The Associated Group, Inc., a Delaware corporation (the "Company"), on Form 10, dated October 7, 1994, as amended by Forms 10/A dated November 4, 1994 and November 15, 1994 (File No. 0-24924) (the "Original Registration Statement") effected the registration of three classes of the Company's equity securities: Class A Common Stock, par value $.10 per share (the "Class A Common Stock"), Class B Common Stock, par value $.10 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock") and the Rights (as defined below). This Form 10/A (Amendment No. 3) amends only those portions of the Original Registration Statement that relate to the description of the Rights. Accordingly, that portion of the Original Registration Statement under the caption "Description of Capital Stock of the Company -- Stockholder Rights Plan" is hereby amended and restated to read in its entirety as set forth in Item 11 below.



ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Stockholder Rights Plan


         On December 14, 1994, the Board of Directors of the Company approved and adopted a Rights Agreement, dated as of December 14, 1994 (the "Rights Agreement"), between the Company and Mellon Bank, N.A. and declared a dividend distribution of one right (a "Right") for each outstanding share of Company Common Stock. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred Stock at a purchase price per Unit (the "Purchase Price") of $100.00, subject to adjustment.

         On March 17, 1999, the Board of Directors of the Company authorized and approved the execution and delivery of Amendment No. 1 to Rights Agreement, dated as of March 17, 1999 ("Amendment No. 1"), between the Company and ChaseMellon Shareholder Services, L.L.C. (successor to Mellon Bank, N.A.), amending the Rights Agreement. Amendment No. 1 eliminates the concept of "Continuing Directors" (as that term is defined in the Rights Agreement) throughout the Rights Agreement, allowing the full Board of Directors of the Company to make determinations under the Rights Agreement (including redemption of the Rights) without the concurrence of Continuing Directors originally provided for in the Rights Agreement. The description and terms of the Rights are set forth in the Rights Agreement, as amended by Amendment No. 1 (the "Amended Rights Agreement"). This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendment No. 1, filed as Exhibits 4.2 and 4.3, respectively, and incorporated by reference herein. Capitalized terms used and not defined herein have the meanings set forth in the Amended Rights Agreement.

         The Rights are attached to all Company Common Stock certificates representing shares outstanding, and no separate Rights Certificates initially are distributed. The Rights will separate from the Company Common Stock and a Rights Distribution Date will occur upon the earliest of any of the following events:


                  (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire (the "Stock Acquisition Date"), beneficial ownership of (a) 30% or more of the shares of Company Common Stock then outstanding or (b) shares of Company Common Stock entitled to

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         cast 30% or more of the aggregate number of votes entitled to be cast by all shares of Common Stock then outstanding;

                  (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning (a) 20% or more of such outstanding shares of Company Common Stock or (b) shares of Company Common Stock entitled to cast 20% or more of the aggregate number of votes entitled to be cast by all shares of Company Common Stock then outstanding (unless such tender offer or exchange offer is an offer for all outstanding shares of Company Common Stock which the Company's independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders); or

                  (iii) 10 days after the date on which a person or persons become an Adverse Person (as herein defined). A person shall be an Adverse Person if all of the following shall occur: (a) the Company Board shall designate a specific limitation on the amount of Company Common Stock which a specified person may beneficially own, which amount (the "Ownership Limitation") may be less than, equal to, or more than the amount of shares of Company Common Stock then owned by such Person but shall in no event be less than the number of shares entitled to cast 15% of the aggregate number of votes entitled to be cast by all shares of Company Common Stock; (b) a majority of the Company's independent directors, after reasonable inquiry and investigation and consultation with such persons as it deems appropriate, determines that
         (1) beneficial ownership by such person of an amount of Company Common Stock exceeding the Ownership Limitation is, or would likely be, intended to cause the Company to repurchase the Company Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the majority of Company's independent directors determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (2) beneficial ownership by such person of an amount of Company Common Stock exceeding the Ownership Limitation is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company; and (c) the beneficial ownership of shares of such person, including its affiliates and associates, shall (before or after (a) or (b) above) exceed the Ownership Limitation.

Notwithstanding the foregoing, with respect to events (i) and (ii) above, the Company Board, or any duly authorized committee thereof, may designate in accordance with the Amended Rights Agreement a later date as the Rights Distribution Date.

         Until the Rights Distribution Date, (i) the Rights will be evidenced by the Company Common Stock certificates (which contain a notation incorporating the Rights Agreement by reference) and will be transferred with and only with such Company Common Stock certificates, and (ii) the surrender for transfer of any certificates for Company Common Stock outstanding will also constitute the transfer of the Rights associated with the Company Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company will reserve the right to require that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

         The Rights will not be exercisable until the Rights Distribution Date and will expire at the close of business on the tenth anniversary of the issuance of the Rights, unless they are earlier redeemed by the Company as described below or they expire in accordance with other provisions of the Amended Rights Agreement.

         As soon as practicable after the Rights Distribution Date, Rights Certificates will be mailed to holders of record of the Company Common Stock as of the close of business on the Rights Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Company Common Stock issued prior to the Rights Distribution Date will be issued with Rights.

         In the event that (i) a Person becomes the beneficial owner (except pursuant to an offer for all outstanding shares of Company Common Stock which the Company's independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders) of (a) more than 30% of the then outstanding shares of Company Common Stock or (b) shares of Company Common Stock entitled to cast 30% or more of the aggregate number of votes entitled to be cast by all shares of Company Common Stock then outstanding, or (ii) a person becomes an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, Class B Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Amended Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.


         Following the occurrence of either of the events set forth in clause
(i) of the immediately preceding paragraph, subject to applicable law, the Company Board may determine to exchange for any or all Rights (other than Rights held by the Acquiring Person or Adverse Person and certain transferees) Class B Common Stock at an exchange ratio of one share of Class B Common Stock for each right to be exchanged. Such exchange shall be on a pro rata basis if less than all Rights are to be exchanged, and holders of Rights pay no consideration (other than delivery of the Right) in such exchange. No exchange may be effected after any person (other than certain exempt persons) becomes the beneficial owner of 50% or more of the outstanding Company Common Stock or after a person becomes an Adverse Person.


         In the event that, at any time following the Stock Acquisition Date,
(i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows a fair offer described in the second preceding paragraph), or (ii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of a Right which has not yet been exercised (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as "Triggering Events."


         Notwithstanding the foregoing, the Rights will not be distributed or become exercisable as a result of purchases of Company Common Stock by a person pursuant to a written agreement with the Company (and approved by the Company Board) that sets limits on such person's ownership of Company Common Stock and is executed before such person purchases 30% or more of Company Common Stock or shares with 30% or more of the aggregate voting power of such Company Common Stock, so long as such person is in substantial compliance with the terms of such written agreement and the limitations on such person's ownership of Common Stock continue to be binding.


         The Purchase Price payable and the number of Units of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to a least 1% of the Purchase Price. The Company may determine not to issue fractional Units and, in lieu thereof, an adjustment in cash may be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

         In general, at any time until 10 business days following the Stock Acquisition Date, or such later date as the Company Board may designate, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Company Common Stock or other consideration deemed appropriate by the Company's Board of Directors). The Company may not redeem the Rights if a person has previously become an Adverse Person. Immediately upon the action of the Company Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Class B Common Stock of the Company (or for other consideration) or for common stock of the acquiring company as set forth above.

         Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Amended Rights Agreement may be amended by the Company Board prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Amended Rights Agreement may be amended by the Company Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Amended Rights Agreement.


         Each share of Common Stock of the Company outstanding at the close of business at the Time of Distribution received one Right. So long as the Rights are attached to the Company Common Stock one Right (as such number may be adjusted pursuant to the provisions of the Amended Rights Agreement) is deemed to be delivered for each share of Company Common Stock issued or transferred by the Company after the Time of Distribution. In addition, following the Rights Distribution Date and prior to the expiration or redemption of the Rights, the Company may issue Rights when it issues Company Common Stock only if the Company Board deems it to be necessary or appropriate, or in connection with the issuance of shares of Company Common Stock pursuant to the exercise of stock options, under employee plans or upon the exercise, conversion or exchange of certain securities of the Company granted or existing prior to the Rights Distribution Date. A number of shares of Series A Preferred Stock equal to 1/100th of the number of shares of Company Common Stock outstanding at the Time of Distribution has been reserved for issuance upon exercise of the Rights.


         The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become discount Rights, unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of the Company and its stockholders or willing to negotiate with the Company Board. The Rights should not interfere with any merger or other business combination approved by the Company Board since the Company Board may, at its option, at any time within 10 business days following the Stock Acquisition Date (or such later date or dates as the Board properly determines) redeem all but not less than all the then outstanding Rights at the Redemption Price.


ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

         Financial Statements and Financial Statement Schedules.

                  Not applicable.

         Exhibits. The following exhibits are filed as a part of this Form 10/A:

Exhibit
 Number
-------

2.1 Agreement and Plan of Distribution, dated as of December 14, 1994, among Associated Communications Corporation, Associated Communications of Delaware, Inc. and Associated Cellular Holdings, Inc., filed as Exhibit 2.1 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

3.1 Restated Certificate of Incorporation, filed as Exhibit 3.1 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

3.2             Amended and Restated By-Laws, filed herewith.

4.1 Common Stock Certificates, filed as Exhibits 4.2 and 4.3 to Form 8-K, dated December 22, 1994 and incorporated herein by reference.*


4.2 Rights Agreement, dated as of December 14, 1994, by and between the Company and Mellon Bank, N.A., filed herewith.

4.3 Amendment No. 1 to Rights Agreement, dated as of March 17, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C. (successor to Mellon Bank, N.A.), filed herewith.


10.1 Tax Disaffiliation Agreement, dated as of December 14, 1994, by and among Associated Communications Corporation, Associated Communications of Delaware, Inc. and Associated Cellular Holdings, Inc., filed as Exhibit 10.1 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

10.2 The Associated Group, Inc. 1994 Amended and Restated Stock Option and Incentive Award Plan, filed as Exhibit 10.2 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.*

10.3 Associated RT, Inc. (now known as True Position, Inc.) 1995 Stock Incentive Plan, filed as Exhibit 10.3 to Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.*

Exhibit
Number
-------

10.4 Form of Employment Agreement, dated December 15, 1994, between Associated Communications of Delaware, Inc. and Myles P. Berkman, filed as Exhibit 10.6 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

10.5 Form of Employment Agreement, dated December 15, 1994, between Associated Communications of Delaware, Inc. and David J. Berkman, filed as Exhibit 10.7 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

10.6 Employment Agreement, dated as of August 19, 1996, between Associated Communications, L.L.C. and Alex J. Mandl, filed as
                Exhibit 99.2 to Form 8-K, dated September 6, 1996 and incorporated herein by reference.*

10.7 Margin Agreement, dated January 31, 1995, by and between Associated Investments, Inc. and Pershing, a Division of Donaldson, Lufkin & Jenrette Securities Corporation, filed as
                Exhibit 10.9 to Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference.*

10.8 Corporate Margin Account Application and Agreement, dated February 15, 1995, by and between Associated Investments, Inc. and Goldman Sachs & Co., filed as Exhibit 10.10 to Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference.*

10.9 Letter Agreement, dated as of March 6, 1998 by and between Associated Investments, Inc. and Goldman Sachs & Co., filed as
                Exhibit 10.10 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.*

10.10 Letter Agreement, dated as of December 12, 1997, by and between Associated Investments, Inc. and PNC Bank, National Association, filed as Exhibit 10.11 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference herein.*

10.11 Form of Amended and Restated Discretionary Line of Credit Demand Note by and between Associated Investments, Inc. and PNC Bank, National Association, filed as Exhibit 10.12 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference herein.*

10.12 Form of Amended and Restated Pledge Agreement by Associated Investments, Inc. in favor of PNC Bank, National Association, filed as Exhibit 10.13 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference herein.*

10.13 Client Agreement, dated January 28, 1997, by and between Associated Investments, Inc. and Lehman Brothers, filed as
                Exhibit 10.13 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.*

10.14 Agreement, dated September 29, 1997, among Teligent, L.L.C., Digital Services

                Corporation, Telcom-DTS Investors, L.L.C., Microwave Services Inc., The Associated Group, Inc. and certain other parties, filed as Exhibit 1 to Schedule 13D of the Company with regard to its holdings in Teligent, Inc. and dated as of December 8, 1997 and incorporated herein by reference.*

10.15 Stockholders Agreement, dated as of November 26, 1997, by and among Teligent, Inc., Microwave Services, Inc., Telcom-DTS Investors, L.L.C., and NTT Investment Inc., filed as Exhibit 2 to Schedule 13D of the Company with regard to its holdings in Teligent, Inc. and dated as of December 8, 1997, and incorporated herein by reference.*

10.16 Registration Rights Agreement, dated as of March 6, 1998, by and between Teligent, Inc. and Microwave Services, Inc., filed as
                Exhibit 1 to Schedule 13D/A of the Company with regard to its holdings in Teligent, Inc. and dated as of March 9, 1998, and incorporated herein by reference.*

21 Subsidiaries of the Registrant, filed as Exhibit 21 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated by reference herein.*

-------------------
*  Previously filed and incorporated by reference

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     THE ASSOCIATED GROUP, INC.
                                                             (Registrant)

Date:    March 25, 1998                            By:  /s/ Myles P. Berkman
       -------------------------------------            ------------------------
                                                        Myles P. Berkman
                                                        Chairman, President, and
                                                        Chief Executive Officer

                                  EXHIBIT INDEX

   Exhibit
   Number

2.1 Agreement and Plan of Distribution, dated as of December 14, 1994, among Associated Communications Corporation, Associated Communications of Delaware, Inc. and Associated Cellular Holdings, Inc., filed as
         Exhibit 2.1 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

3.1 Restated Certificate of Incorporation, filed as Exhibit 3.1 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

3.2      Amended and Restated By-Laws, filed herewith.

4.1 Common Stock Certificates, filed as Exhibits 4.2 and 4.3 to Form 8-K, dated December 22, 1994 and incorporated herein by reference.*

4.2 Rights Agreement, dated as of December 14, 1994, by and between the Company and Mellon Bank, N.A., filed herewith.

4.3 Amendment No. 1 to Rights Agreement, dated as of March 17, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C. (successor to Mellon Bank, N.A.), filed herewith.

10.1 Tax Disaffiliation Agreement, dated as of December 14, 1994, by and among Associated Communications Corporation, Associated Communications of Delaware, Inc. and Associated Cellular Holdings, Inc., filed as
         Exhibit 10.1 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

10.2 The Associated Group, Inc. 1994 Amended and Restated Stock Option and Incentive Award Plan, filed as Exhibit 10.2 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.*

10.3 Associated RT, Inc. (now known as True Position, Inc.) 1995 Stock Incentive Plan, filed as Exhibit 10.3 to Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.*

10.4 Form of Employment Agreement, dated December 15, 1994, between Associated Communications of Delaware, Inc. and Myles P. Berkman, filed as Exhibit 10.6 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

10.5 Form of Employment Agreement, dated December 15, 1994, between Associated Communications of Delaware, Inc. and David J. Berkman, filed as Exhibit 10.7 to Registration Statement on Form 10/A dated November 15, 1994 and incorporated herein by reference.*

10.6 Employment Agreement, dated as of August 19, 1996, between Associated Communications, L.L.C. and Alex J. Mandl, filed as Exhibit 99.2 to Form 8-K, dated September 6, 1996 and incorporated herein by reference.*

10.7 Margin Agreement, dated January 31, 1995, by and between Associated Investments, Inc. and Pershing, a Division of Donaldson, Lufkin & Jenrette Securities Corporation, filed as Exhibit 10.9 to Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference.*

10.8 Corporate Margin Account Application and Agreement, dated February 15, 1995, by and between Associated Investments, Inc. and Goldman Sachs & Co., filed as Exhibit 10.10 to Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference.*

10.9 Letter Agreement, dated as of March 6, 1998 by and between Associated Investments, Inc. and Goldman Sachs & Co., filed as Exhibit 10.10 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference.*

10.10 Letter Agreement, dated as of December 12, 1997, by and between Associated Investments, Inc. and PNC Bank, National Association, filed as Exhibit 10.11 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference herein.*

10.11 Form of Amended and Restated Discretionary Line of Credit Demand Note by and between Associated Investments, Inc. and PNC Bank, National Association, filed as Exhibit 10.12 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference herein.*

10.12 Form of Amended and Restated Pledge Agreement by Associated Investments, Inc. in favor of PNC Bank, National Association, filed as
         Exhibit 10.13 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated by reference herein.*

10.13 Client Agreement, dated January 28, 1997, by and between Associated Investments, Inc. and Lehman Brothers, filed as Exhibit 10.13 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference.*

10.14 Agreement, dated September 29, 1997, among Teligent, L.L.C., Digital Services Corporation, Telcom-DTS Investors, L.L.C., Microwave Services Inc., The Associated Group, Inc. and certain other parties, filed as
         Exhibit 1 to Schedule 13D of the Company with regard to its holdings in Teligent, Inc. and dated as of December 8, 1997 and incorporated herein by reference.*

10.15 Stockholders Agreement, dated as of November 26, 1997, by and among Teligent, Inc., Microwave Services, Inc., Telcom-DTS Investors, L.L.C., and NTT Investment Inc., filed as Exhibit 2 to Schedule 13D of the Company with regard to its holdings in Teligent, Inc. and dated as of December 8, 1997, and incorporated herein by reference.*

10.16 Registration Rights Agreement, dated as of March 6, 1998, by and between Teligent, Inc. and Microwave Services, Inc., filed as Exhibit 1 to Schedule 13D/A of the Company with regard to its holdings in Teligent, Inc. and dated as of March 9, 1998, and incorporated herein by reference.*

21 Subsidiaries of the Registrant, filed as Exhibit 21 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated by reference herein.*

---------------------
*  Previously filed and incorporated by reference